Exhibit 99.1

FOR IMMEDIATE RELEASE

Hudson Valley Holding Corp.	CONTACT
21 Scarsdale Road	James J. Landy
Yonkers, NY 10707	President & CEO
(914) 771-3230

Stephen R. Brown
SEVP, CFO & Treasurer
(914) 771-3212

Wendy Croker
First VP, Shareholder Relations
(914) 771-3214

HUDSON VALLEY HOLDING CORP.
ANNOUNCES STOCK REPURCHASE PROGRAM

YONKERS, NY, April 14, 2009…William E. Griffin, Chairman of the Board of Hudson Valley Holding Corp., today announced that the Board of Directors of Hudson Valley Holding Corp. has approved a redesigned stock repurchase program. Under the redesigned program, the Company will repurchase up to 25,000 shares of the Company’s common stock at a price of $40.00 per share, limited to the repurchase of up to 1,000 shares from each beneficial holder. The program begins April 15, 2009, and to participate, a holder must submit the necessary documentation with a completed Letter of Transmittal no later than the expiration date of the program on May 15, 2009, at 5:00 p.m.

“The Board wanted to continue to provide liquidity by allowing shareholders the opportunity to sell shares to the Company,” Mr. Griffin stated.

“For the first time in the history of the Company, the Company’s repurchase program initiated December 15, 2008, was oversubscribed.  Since that and prior programs were conducted on a first come - first served basis, some shareholders were unable to participate.  The current program has been redesigned to limit all shareholders to up to 1,000 shares per beneficial holder and to ensure that all shareholders may participate. No shares will be repurchased until the expiration date and, if on the expiration date, the repurchase plan is oversubscribed, the Company will allocate all repurchases on a pro-rata basis,” Mr. Griffin said.  Mr. Griffin noted that the number of shares in the program has been reduced as a result of the redesigned program and in response to the publicly expressed message of all bank regulators that banks take steps to maintain and grow their capital base.

Mr. Griffin added, “We anticipate that the Board will consider additional repurchase programs during the year, as we have in the past, but the number of shares to be repurchased and the initiation of each repurchase program will be evaluated by the Board in light of the performance of the Company, its capital position and capital needs, as well as banking laws, regulations and announcements applicable to the Company.”

The Company reserves the right to modify, amend, suspend or terminate the repurchase program.

To participate in the program, shareholders will need to obtain specifics of the terms and conditions of the redesigned repurchase program and the new Letter of Transmittal, both of which are available by contacting Wendy Croker, Shareholder Relations or through the Bank’s web-site at www.hudsonvalleybank.com under the tab “Shareholder Information.”

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Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and New York National Bank (NYNB). Hudson Valley Bank is a Westchester based bank with more than $2.5 billion in assets, serving the metropolitan area with 30 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens and Brooklyn in New York and Fairfield County, CT.  HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc.  NYNB is a Bronx based bank with approximately $140 million in assets serving the local communities of the Bronx, Upper Manhattan and Roosevelt Island with five branches. NYNB provides a full range of financial services to individuals, small businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.’s stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board.  Additional information on Hudson Valley Bank and NYNB Bank can be obtained on their respective web-sites at www.hudsonvalleybank.com and www.nynb.com.

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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, material adverse changes in Hudson Valley Bank’s operations or earnings, or a decline in the economy in the New York Metropolitan area.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.